Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED

Reports Fourth Quarter and Year End 2005 Financial Results

Waltham, MA —February 3, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months and year ended December 31, 2005.

Fourth Quarter 2005 Results

The Company’s net loss for the three months ended December 31, 2005 was approximately $1,300,000, or $0.12 per diluted share, compared to a net loss of approximately $13,422,000, or $1.28 per diluted share, for the three months ended December 31, 2004.  The decreased net loss for the three months ended December 31, 2005, compared to the three months ended December 31, 2004, was due primarily to reduced expenses resulting from the Company’s strategic restructuring announced in May 2005, as well as the recognition of $4,000,000 in revenues relating to a one-time payment received under a settlement agreement with a former licensing partner during October 2005.  The expense reductions related principally to the voluntary discontinuation of promotional activities for Plenaxis® in the United States and a reduction in headcount in May 2005.  Expenses incurred during the fourth quarter of 2005 related primarily to the advancement of the Company’s DirectSelect™ drug discovery technology, clinical development of the Company’s investigational compound, PPI-2458, other research, and general and administrative expenses.  During the fourth quarter of 2005, the Company also recognized a gain of approximately $1,419,000, as well as net cash proceeds of approximately $18,766,000, associated with the sale of its corporate headquarters.

Full Year 2005 Results

For the year ended December 31, 2005, net loss was approximately $61,183,000, or $5.83 per diluted share, compared to a net loss of approximately $57,598,000, or $5.51 per diluted share,

for the year ended December 31, 2004.  The net loss for the year ended December 31, 2005 includes approximately $32,173,000 of restructuring and asset impairment expenses, of which approximately $2,555,000 were severance costs associated with the discontinuation of promotional activities for Plenaxis® in the United States and the reduction in headcount referenced above.  The Company’s balance sheet at December 31, 2005 includes Plenaxis®-related inventory and equipment of approximately $3,608,000.  Depending on the outcome of the Company’s ongoing effort to license or sell Plenaxis®, the Company may record non-cash write-downs related to these assets.  Depending on the timing of that outcome, which cannot be predicted at this time, the 2005 financial results reported herein could be adjusted in the Company’s Annual Report on Form 10-K.  At December 31, 2005, the Company had cash, cash equivalents and marketable securities of approximately $62,580,000, compared to approximately $83,349,000 at December 31, 2004.  The Company expects that it should have available resources to allow it to pursue its current operating plan through approximately the end of 2007, and possibly longer assuming the successful partnering of either its DirectSelect™ drug discovery technology or its PPI-2458 program, or the license or sale of Plenaxis® for commercialization on a worldwide basis.

All share and per share amounts have been retroactively restated for all periods presented to reflect a 1-for-5 reverse stock split of the Company’s common stock effected on November 1, 2005.

Commenting on the past year, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer stated, “2005 was a year of significant change for the Company.  We have entered 2006 as a company focused on creating value through our proprietary R&D programs, with a streamlined organization concentrated on advancing our strategic operating plan.  The three major components of that plan include:

•                  Using our DirectSelect™ technology to support pharmaceutical partnerships in drug discovery and development, and to expand our own proprietary development pipeline;

•                  Advancing PPI-2458 through a Phase 1 trial in cancer patients and continuing preclinical evaluation of the compound in certain inflammatory and autoimmune disorders, including rheumatoid arthritis; and

•                  Licensing the commercial rights to Plenaxis® or selling the product.”

Continuing, Mr. McLaughlin stated, “With respect to our DirectSelect™ technology, we continue to initiate and advance research collaboration discussions with various major pharmaceutical companies.  Regarding Plenaxis®, we have engaged Canaccord Adams, an international investment banking firm with significant expertise in the life sciences sector, to explore available opportunities for the licensing or sale of this asset, and the opportunity is currently being evaluated by a number of interested parties.  We look forward to advancement of these programs and efforts during 2006.”

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EST).  This call will be broadcast live over the Internet at www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EST), until midnight Friday, February 10, 2006, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 703121.  This press release, including the financial results relating to PRAECIS’ fourth quarter and year-ended December 31, 2005, are also available on PRAECIS’ web site under “News Center.”

The Company is planning to report first quarter 2006 results on May 5, 2006.  For information regarding live webcasts and investment community conference calls related to first quarter 2006 results, please refer to www.praecis.com approximately one week prior to the financial reporting release date.

Upcoming Scientific Conferences and Presentations

The Company also announced today that it will present at the following scientific conferences over the next several months:

DirectSelect™

•                  MedChem Europe 2006 Conference – February 21-22, 2006 – Prague, Czech Republic

•                  Drug Discovery Technology Europe 2006 Conference – March 13-16, 2006 – London, United Kingdom

•                  Cambridge Healthtech Institute’s Drug Discovery Chemistry Conference 2006 – April 24-26, 2006 – La Jolla, California

PPI-2458

•                  GTC bio 3rd Cancer Drugs Research and Development Conference – February 9-10, 2006 – San Francisco, California

•                  GTC bio Angiogenesis Research and Therapeutics Conference – March 9-10, 2006 – San Diego, California

Additional information regarding specific dates and times for these presentations will be provided on PRAECIS’ website prior to the occurrence of these various conferences.

About DirectSelect™

The Company believes that its DirectSelect™ technology will allow the Company to more rapidly and directly identify orally available compounds with high affinity and specificity than has routinely been possible using traditional drug discovery methods.  The Company has expanded its library collection to greater than 5 billion compounds and is focusing on the creation of novel drug-like molecules in uncharted chemical space.  In addition, a range of new chemical reactions have been developed that will allow for continued synthesis of diversified libraries.  During the fourth quarter of 2005, as a further proof-of-concept, three targets – 2 kinase and 1 protease – were screened to identify hit molecules.  In each case, novel advanced hit molecules were identified.  A “hit” is defined as a molecule that was re-synthesized without accompanying tags used in the library version of the molecule, confirmed structurally, and shown to inhibit the biochemical activity of the target.  An “advanced hit” represents the identification of a group or family of related structures that share a relationship between structure and activity.  Several of the advanced hits are currently being optimized to identify “lead” molecules through the creation and screening of focused libraries using DirectSelect™.  “Lead” molecules are compounds that have improved potency at inhibiting the target of interest with defined selectivity for the target.  Given the successful internal validation of the ability of the technology to identify hit molecules, the Company has initiated activities to screen for new compounds against therapeutic targets of interest.  The continued development and enhancement of DirectSelect™ is currently a key part of the Company’s operating plan, and the Company believes that this technology may be an important tool for the future of drug discovery and development.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of innovative therapies that either address unmet medical needs or offer improvements over existing therapies.  PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.  PRAECIS has received approval to market Plenaxis® in both the United States and Germany.

This news release contains forward-looking statements, including statements regarding the Company’s expected cash utilization and available resources through approximately the end of 2007, the Company’s plans for seeking a partnership relating to, as well as the internal use of, the Company’s DirectSelect™ technology, the continued clinical development and potential partnering of PPI-2458, the Company’s efforts to effect a license or sale of Plenaxis® and, depending on the outcome of that process, the possibility that the Company’s 2005 financial results may be adjusted to reflect non-cash write-downs of certain Plenaxis®-related assets.   These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of future events or performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those anticipated or projected, including, but not limited to, the Company’s ability to manage operating expenses, unexpected expenditures, the interest of, and financial and other terms required by, other parties with respect to a possible license or sale transaction relating to Plenaxis®, the Company’s ability to continue development of and successfully partner its DirectSelect™ technology and PPI-2458, unexpected results in ongoing and future clinical or preclinical trials, and the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2005	2004	2005

Revenues:
Product sales	$729	$242	$2,817	$1,679
Licensing and other revenues	51	4,000	171	5,924
Total revenues	780	4,242	2,988	7,603

Costs and expenses:
Cost of goods sold	242	130	1,703	4,019
Research and development	8,411	5,610	31,455	24,502
Sales and marketing	3,897	—	18,880	5,988
General and administrative	1,590	1,538	8,653	6,994
Restructuring and asset impairment	—	—	—	28,680
Total costs and expenses	14,140	7,278	60,691	70,183

Operating loss	(13,360)	(3,036)	(57,703)	(62,580)

Gain on sale of building	—	1,419	—	1,419
Interest (expense) income, net	(62)	317	105	(22)

Net loss	$(13,422)	$(1,300)	$(57,598)	$(61,183)

Basic and diluted net loss per share	$(1.28)	$(0.12)	$(5.51)	$(5.83)

Weighted average number of basic and diluted shares outstanding	10,476	10,494	10,462	10,490

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	December 31, 2005

Cash and cash equivalents	$11,178	$57,088
Marketable securities	72,171	5,492
Accounts receivable and other current assets	2,097	1,080
Net fixed assets	64,538	3,559
Inventory and other long-term assets	4,323	2,325

Total assets	$154,307	$69,544

Current liabilities	$9,039	$9,579
Long-term liabilities	33,095	8,802
Total stockholders’ equity	112,173	51,163

Total liabilities and stockholders’ equity	$154,307	$69,544